EXHIBIT E-2
WHEN RECORDED MAIL TO:
VINSON & ELKINS L.L.P.
2500 First City Tower
1001 Fannin Street
Houston, TX 77002-6760
Attn:  Lauren Hagerty
                         CONVEYANCE OF
                       OVERRIDING ROYALTY

                        (Wagner & Brown)

     This Conveyance of Overriding Royalty (this "Conveyance") is from FOREST OIL CORPORATION, a New York corporation, whose address is 950 17th Street, Colorado National Building, Denver, Colorado 80202 ("Grantor"), to JOINT ENERGY DEVELOPMENT INVESTMENTS LIMITED PARTNERSHIP, a Delaware limited partnership, whose address is 1400 Smith Street, Houston, Texas 77042 ("Grantee").

      WHEREAS,  Grantor  has  agreed  to  convey  to  Grantee  an
overriding  royalty  interest  in  the  undivided  oil  and   gas
leasehold interests described on Exhibit A hereto; and

      WHEREAS, capitalized terms as used herein shall have the meanings given to them in Article II hereof unless otherwise defined herein.

     NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS:

                           ARTICLE I

                           CONVEYANCE

      Section 1.01 Conveyance. For and in consideration of One Thousand and No/100 Dollars ($1000.00) and other good and valuable consideration to Grantor cash in hand paid by Grantee, the receipt and sufficiency of which is hereby acknowledged, Grantor does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, SET OVER and DELIVER unto Grantee effective as of the date hereof an overriding royalty interest in each of the Subject Interests and in and to the Hydrocarbons in and under and that may be produced and saved from the Subject Interests equal to the Overriding Royalty Percentage of the Net Profit attributable to the Subject Interests, together with all and singular the rights and appurte nances thereto in anywise belonging (the "Overriding Royalty").

     TO HAVE AND TO HOLD the Overriding Royalty unto Grantee, its successors and assigns forever, subject to the following terms, provisions and conditions.

      Section 1.02 Non-Operating Interest. The Overriding Royalty conveyed hereby is a non-operating interest (being a real property interest) in and to the Subject Interests and in no event shall Grantee ever be liable or responsible in any way for payment of any costs, expenses or liabilities attributable to the Subject Interests (or any part thereof) or incurred in connection with the production, saving or delivery of Subject Hydrocarbons. This Conveyance is a conveyance of a real property interest.

      Section 1.03 Certain Limitations. The Overriding Royalty shall be subject to the following provisions:

     (a)  Grantee  shall look solely to its share of the  Subject
          Hydrocarbons for satisfaction and discharge of the Overriding Royalty, and Grantor shall not be personally liable for the payment and discharge thereof.

     (b) There shall not be included in the Subject Hydrocarbons any Lease Use Hydrocarbons, or Non-Consent Hydrocarbons, it being understood that the Overriding Royalty shall be computed and delivered out of the Overriding Royalty Percentage of Hydrocarbons available after satisfaction of all of the foregoing.

      Section 1.04 Royalties; Taxes. The Overriding Royalty shall be delivered only after satisfaction of (and after deduction for) any and all royalties and other burdens on production. Grantor shall timely pay and deliver all such royalties and other burdens on production, and Grantor shall defend, indemnify and hold Grantee harmless from and against any loss or claim with respect to any such royalties and other burdens on production or any claim by the owners or holders of such royalties and other burdens on production. Grantor shall pay all Taxes with respect to the Overriding Royalty and shall defend, indemnify and hold Grantee harmless from and against any loss or claim with respect to Taxes.

      Section 1.05 Mortgage, Assignment or Pooling by Grantor. Unless made expressly subject and subordinate to this Conveyance on terms satisfactory to Grantee, Grantor shall not mortgage, pledge or hypothecate the Subject Interests or create or allow to remain thereon any lien or security interest thereon or on any Hydrocarbons produced therefrom, and Grantor shall not assign, sell, convey or otherwise transfer the Subject Interests or any part thereof unless Grantee expressly consents thereto in writing, the transferee expressly agrees to assume and perform all of Grantor's obligations under this Conveyance and such sale, transfer or assignment is made and accepted expressly subject and subordinate to this Conveyance. Any purported mortgage, pledge, hypothecation, lien, security interest, assignment, sale, conveyance or other transfer in contravention of the foregoing terms shall be null and void. Grantor shall not pool, communitize or unitize the Overriding Royalty or the Subject Interests without the express written consent of Grantee, and any purported pooling, communitization or unitization in contravention of the preceding clause shall be null and void as to Grantee and shall not have the effect of pooling or affecting the Overriding Royalty.

      Section 1.06 Title. Grantor warrants and represents that the Leases are valid and subsisting oil and gas leases covering the lands described in Exhibit A; that Grantor's ownership of the Oil and Gas Interests entitles Grantor to a percentage of all Hydrocarbons produced, saved and marketed from the Leases and of the proceeds of such production, after giving effect to and/or deducting all applicable royalties, overriding royalties and other burdens or payments out of production (except for this Conveyance), not less than the net revenue interest identified on Exhibit A and obligates Grantor to pay a share of all costs of operation and development of the Lease not greater than the respective operating right or working interest identified on Exhibit A. Grantor hereby binds itself and its legal representa tives, successors and assigns, to warrant and forever defend all and singular title to the Overriding Royalty and the Overriding Royalty Hydrocarbons, subject only to the Permitted Encumbrances, unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof. There is also hereby conveyed to Grantee, by way of substitution and subrogation, all rights of warranty and contractual representations or covenants of any kind or nature held by Grantor against any of Grantor's respective predecessors in title.

      Section 1.07 Payment of Proceeds. (a) On each Payment Date Grantor shall pay to Grantee by wire transfer of immediately available funds to such account as may be designated by Grantee by notice to Grantor from time to time the amount by which the Overriding Royalty Percentage of the cumulative Net Profit from the Commencement Time through the end of the second month preceding the Month in which each such Payment Date occurs exceeds the payments previously made by Grantor hereunder.

     (b)  Any amount not paid on the date due pursuant to Section
1.08(a) shall bear interest at the Floating Rate from the date due until paid.

      Section 1.08 Termination. The Overriding Royalty shall remain in full force and effect until the Termination Time. Upon termination of the Overriding Royalty as above provided, all rights, titles and interests herein conveyed shall automatically terminate and vest in Grantor. Upon such termination and after a request by Grantor, Grantee shall execute and deliver such instrument or instruments as may be necessary to evidence the termination of the Overriding Royalty.


                           ARTICLE II

                          DEFINITIONS

      As used herein and in the exhibits hereto, the following terms shall have the respective meanings ascribed to them below:


     "Abandonment Cost Account" shall have the meaning attributed to it in Section 3.07 hereof.

      "Abandonment Costs" shall mean the actual costs of plugging and abandoning the Subject Wells, the costs of dismantling and salvaging platforms, pipelines and other facilities and structures on the Subject Interests and other costs associated with restoration of the Subject Interests in accordance with applicable law (and, if applicable the rules and regulations of the Minerals Management Service of the U.S. Department of the Interior), net of estimated salvage value of any salvageable equipment or personalty related to the Subject Interests.

      "Accounting Procedure" shall mean as to each Subject Interest the COPAS accounting procedure attached to and made a part of the operating agreement applicable to such Subject Interest, or in the event there is no such operating agreement, the accounting procedure attached hereto as Exhibit B.

      "Affiliate" shall mean any person or entity which either, directly or indirectly, controls, is controlled by or is under common control with the party. For purposes hereof "control" means the right or power to direct the policies or the policies of another through management authority, stock ownership, delegated authority, voting rights or otherwise.

      "Barrel"  means 42 United States standard  gallons  of  231 cubic inches per gallon at 60 degrees Fahrenheit.

      "British Thermal Unit" or "BtuBtu" means the amount of energy required to raise the temperature of one (1) pound of pure water one degree Fahrenheit (1F.) from fifty-nine degrees Fahrenheit (59F.) to sixty degrees Fahrenheit (60F.) under a constant pressure of 14.73 pounds per square inch absolute.

      "Business Day" means each day other than Saturday, Sunday and legal holidays in the State of Texas.

      "Commencement Time" means 7:00 a.m. Local Time on the last day of the second month immediately preceding the month in which all principal and accrued interest on the loans made pursuant to the Loan Agreement shall have been paid.

      "Eugene Island Block 326 Conveyance" means that certain Conveyance of Overriding Royalty Interest as of even date herewith from Grantor to Grantee covering Grantor's interest in United States of America Oil and Gas Lease No. OCS-G 5518, Eugene Island Area Block 326, offshore Louisiana.

     "First Transporter" means the first interstate or intrastate pipeline downstream of the wellhead.

      "Floating Rate" means the Prime Rate plus 3%, but not more than the maximum nonusurious rate permitted by applicable law.

     "Gas" means natural gas and other gaseous hydrocarbons.

      "Gross Proceeds" means, without duplication, the aggregate gross revenue determined in accordance with GAAP of Grantor from the sale of Subject Hydrocarbons (less existing royalties, overriding royalties, net profits interests and other burdens described in clause (a) of the definition of "Permitted Encumbrances" below) produced from all Subject Interests after the Commencement Time, subject to the following:

     (a) If Subject Hydrocarbons are Sold pursuant to any bona fide arm's length transaction with a Non-Affiliate of Grantor, the Gross Proceeds of such Sale shall be the amount realized by Grantor from such Sale;

     (b) If Subject Hydrocarbons are Sold in any transaction other than those described in clause (a), the Gross
          Proceeds of such Sale shall be the Market Value of such Subject Hydrocarbons;

     (c) Gross Proceeds shall include all consideration received, directly or indirectly, from Sales of Subject Hydrocarbons, including without limitation advance payments, payments under take or pay or similar provisions of production sales agreements and payments for natural gas liquids which may be extracted from any Gas;

     (d) If any proceeds are withheld from Grantor by a Non-Affiliate for any reason (other than at the request of Grantor or due to the negligence of Grantor) such proceeds shall not be considered to be Proceeds until such proceeds are actually received by Grantor; provided, however the Gross Proceeds shall not include any interest, penalty or other amount that is not derived from the Sale of Subject Hydrocarbons, but, instead, Grantor shall make payment directly to Grantee of the Overriding Royalty Percentage of any such amounts paid to Grantor by the purchaser of Subject Hydrocarbons;

     (e) If any Subject Hydrocarbons are Processed before Sale, or by any Affiliate of Grantor, whether before or after sale to such Affiliate, the Gross Proceeds for such Subject Hydrocarbons shall be reduced by the amount, if any, by which the Manufacturing Costs of such Processing exceed the Manufacturing Proceeds arising therefrom; and

     (f) Gross Proceeds shall not include any gains or losses realized by Grantor under any price swaps, options, floors, caps or other similar commodity price hedge entered into by Grantor.

     "Hydrocarbons" means Oil and Gas.

      "Lease" means an oil and gas described, referred to or identified in Exhibit A attached hereto and made a part hereof for all purposes, as to all lands and depths described in such lease (or the applicable part or portion thereof if specifically limited in depth and/or areal extent in Exhibit A), together with any renewal or extension of such lease (as to all or any part or portion thereof), and any replacement lease taken upon or in anticipation of expiration or termination of such lease (if executed and delivered during the term of or within one (1) year after expiration of the predecessor lease), as to all lands and depths described in the predecessor lease (unless the predecessor lease is specifically limited in depth or areal extent in Exhibit A in which event only such portion of such lease shall be considered a renewal or extension or a replacement lease subject to this Conveyance); and "Leases" means all such leases and all such renewals and extensions and replacement leases.

      "Lease Use Hydrocarbons" means any Hydrocarbons which are unavoidably lost in the production thereof or used by Grantor or the operator on the Leases or any unit in which the Leases are pooled or unitized for drilling and production operations conducted prudently and in good faith for the purpose of producing Hydrocarbons from the Leases or from such unit, but only for so long as and to the extent such Hydrocarbons are so used.

     "Loan Agreement" means the Loan Agreement dated December 28,
1993 between Grantor, as Borrower, and Grantee, as Lender, as amended, modified or supplemented from time to time.

     "Local Time" means Central Standard Time or Central Daylight
Savings Time in effect on the date in question at the location of the Subject Interest.

     "Manufacturing Costs" shall mean the costs of Processing any Subject Hydrocarbons that generate Manufacturing Proceeds.

      "Manufacturing Proceeds" shall mean the excess, if any,  of
(i) proceeds realized from the sale of Subject Hydrocarbons, and any products thereof, that have been Processed or are the result of any Processing over (ii) the part of such proceeds that represents the Market Value of such Subject Hydrocarbons before any Processing.

     "Market Value" of any Subject Hydrocarbons shall mean:

          (a) With respect to crude oil, field condensate and other field liquids, (i) the highest price available to Grantor for such crude oil and/or field liquids, at the lease level, on the date of delivery, pursuant to a bona fide offer, posted price or other generally available marketing arrangement from or with a Non-Affiliate purchaser, or (ii) if subsection (a)(i) is inapplicable, the fair market value of such crude oil and/or field liquids, on the date of delivery, at the lease level, determined in accordance with other generally accepted and usual industry practices; and

          (b) With respect to any gas, gaseous substances and other gaseous hydrocarbons, (i) the average of the three highest prices (adjusted for all material differences and quality) being paid at the time of production for gas produced from the same field, in sales between Non-Affiliated persons (or, if there are not three such prices with such field, within a 50 mile radius of such field) but, for any gas subject to price restrictions established, prescribed or otherwise imposed by any governmental authority having jurisdiction over the sale of such gas, no more than the highest price permitted for such category or type of gas after all applicable adjustments (including without limitation tax reimbursement, dehydration, compression and gathering allowance, inflation and other permitted escalations), or (ii) if subsection (b)(i) is inapplicable, the fair market value of such gas and/or substances, on the date of delivery, at the lease level, determined in accordance with other generally accepted and usual industry practices.

     "Month" means a calendar month.

      "Net  Profit"  means the amount by which  cumulative  Gross
Proceeds exceeds cumulative Production Costs.

      "Non-Affiliate" shall mean with respect to Grantor, any person or entity who is not an Affiliate of Grantor.

     "Non-Consent Hydrocarbons" means those Hydrocarbons produced from a well during the applicable period of recoupment or reimbursement pursuant to a Non-Consent Provision covering that well, which Hydrocarbons have been relinquished to the consenting party or participating party under the terms of such Non-Consent Provision as the result of the election by Grantor not to participate in the particular operation, provided such election by Grantor has been made in good faith and as a prudent operator.

       "Non-Consent Provision" means a contractual provision contained in an applicable third-party operating agreement, unit agreement, contract for development or other similar instrument which is a Permitted Encumbrance, which provision covers so-called non-consent operations or sole benefit operations and provides for relinquishment of production by non-consenting or non-participating parties during a period of recoupment or
reimbursement  of  costs  and  expenses  of  the  consenting   or
participating parties.

       "Oil"   means  crude  oil,  condensate  and  other  liquid
hydrocarbons.

     "Oil and Gas Interest" means (i) the lands, Leases and other drilling rights described, referred to or identified in Exhibit A attached hereto and made a part hereof for all purposes, as to all lands and depths described in such Leases or covered by such drilling rights (or the applicable part or portion thereof if specifically limited in depth and/or areal extent in Exhibit A),
(ii) any rights that arise by contract, operation of law or otherwise in all lands spaced, pooled, unitized, communitized or consolidated with such lands, Leases and drilling rights; and
(iii) all oil, condensate or natural gas wells, either located on or attributable to such lands, Leases and drilling rights by spacing, pooling, unitization, communization or consolidation.

      "Overriding Royalty" shall have the meaning given such term in Section 1.01 hereof.

     "Overriding Royalty Percentage" means 20%.

      "Payment Date" means the 15th day of each month commencing with the 15th day of the second month after the Commencement
Time.

     "Permitted Encumbrance" means the following:

      (a) lessors' royalties, overriding royalties, reversionary interests and similar burdens of record which do not reduce the net revenue interests set forth on Exhibit A;

      (b) division orders and sales contracts terminable without penalty upon no more than thirty (30) days' notice to the purchaser;

     (c)  liens for taxes or assessments not yet delinquent;

      (d) materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business securing amounts not yet due and payable;

      (e) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations;

      (f) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Oil and Gas Interests which taken individually or together: (i) do not secure an obligation in respect of borrowed money; (ii) do not interfere materially with the operation, value or use of any of the Oil and Gas Interests;
(iii) do not prevent Grantor from receiving the proceeds of production from Oil and Gas Interests or Grantee from receiving Subject Hydrocarbons, or the proceeds thereof; (iv) do not reduce the net revenue interests set forth in Exhibit A; or (v) do not increase the portion of the costs and expenses relating to any Oil and Gas Interests that Grantor is obligated to pay above the operating rights or working interest share set forth in Exhibit A;

       (g) the agreements, contracts and other instruments described in Exhibit A to the extent the same are valid and subsisting and burden or apply to the Subject Interests or any part thereof; and

      (h)   conservation orders of governmental  agencies  having
jurisdiction over the Properties (including, without  limitation,
spacing,   pooling,   increased  density,   location   exception,
allowable and other similar orders).

      "Prime Rate" means the annual rate of interest publicly announced from time to time by The Chase Manhattan Bank (National Association) as its prime or base rate, calculated on the basis of a 365 day year, but not to exceed the maximum nonusurious rate permitted by applicable law.

      "Processing" means to manufacture, fractionate or refine Subject Hydrocarbons, but such term does not mean or include the use of normal lease or well equipment (such as dehydrators, gas treating facilities, separators, heater-treaters, lease compression facilities, injection or recycling equipment, tank batteries, field gathering systems, pipelines and equipment and so forth) or other normal operations on any of the Subject Interests.

       "Production  Agreement"  means  that  certain   Production
Agreement (Wagner & Brown) of even date herewith between Grantor and Grantee.

      "Production Costs" means, without duplication, all of the following costs incurred by Grantor with respect to the Subject
Interests from and after the Commencement Time determined in accordance with GAAP:

          (i) all direct costs of operating, producing, and maintaining the Subject Interests determined in accordance with the Accounting Procedure;

          (ii) all  direct  costs of gathering, transporting  and
               marketing  production from the  Subject  Interests
               determined   in  accordance  with  the  Accounting
               Procedure;

          (iii) all direct capital expenditures incurred in connection with developing the Subject Interests;

          (iv) all Taxes (including those paid by Grantor under Section 1.04) incurred by Grantor with respect to the ownership of the Subject Interests after the Commencement Time;

          (v) all insurance premiums paid by Grantor for insurance actually carried for periods after the Commencement Time with respect to the Subject Interests, or incident to the operation or maintenance of the Subject Interests after the Commencement Time;

          (vi) amounts attributable to the Subject Interests (and attributable to periods after the Commencement
               Time) and chargeable as overhead charges under the Accounting Procedure; and

          (viii) all amounts deposited by Grantor in the "Abandonment Cost Account" pursuant to Section 3.07, and all Abandonment Costs (except for those costs, a portion of which is paid out of the Abandonment Cost Account).

Notwithstanding anything to the contrary set forth herein, Production Costs shall not include any of the following:

          (a) any profit or rate of return on investment, any interest, premiums, fees or similar charges arising out of borrowings or purchases on credit, depreciation, depletion or amortization of costs;

          (b) any general, administrative or office charges or overhead, except as permitted under clause (vi) of the definition of Production Costs;

          (c) any expenses, penalties, interest (in excess of the Prime Rate) or other charges which result from the failure of Grantor to properly discharge all costs and expenses (including Taxes) of developing, operating and maintaining the Subject Interests;

          (d) any damages, penalties, interest or other charges paid by Grantor to any third party or governmental agency, commission or similar body arising from any conduct or omission by Grantor in its capacity as operator of any the Subject Interests and any costs and expenses (including attorneys' fees) incurred in defending any such action;

          (e) any Manufacturing Costs (other than as provided for in clause (e) of the definition of Gross Proceeds) or costs of acquiring, constructing, operating or maintaining any facility, plant, equipment or transmission pipeline for Processing any Subject Hydrocarbons or any other Hydrocarbons; and

          (f) all costs, expenses and damages incurred by Grantor as the result of the failure of Grantor to obtain or carry, or cause any applicable parties to obtain or carry, the types or amounts of insurance coverage agreed upon from time to time by Grantor and Grantee, but all costs, expenses and damages which are subject to deductible amounts under any such insurance coverage shall be included in Production Costs to the extent such deductible amounts have been agreed to by Grantee.

Notwithstanding anything to the contrary set forth herein, Production Costs shall be reduced (not below zero) by the following:

          (1) the Gross Proceeds received by Grantor from the Sale, after the Commencement Time, of any materials, supplies, equipments and other personal property or fixtures, or any part thereof or interest therein, located on or used in connection with the Subject Interests;

          (2) all insurance proceeds received by Grantor as a consequence of the loss or damage after the Commencement Time to the Subject Interests, or any part thereof or interest therein, or any materials, supplies, equipment or other personal property or fixtures located on or used in connection with any of the Subject Interests, or any Subject Hydrocarbons;

          (3) the proceeds of all judgments and claims received by Grantor for damages after the Commencement Time to the Subject Interests, or any part thereof or interest therein, or any materials, supplies, equipment or other personal property or fixtures, or any part thereof or interest therein, located on or used in connection with any of the Subject Interests, or any Subject Hydrocarbons;

          (4) all proceeds of and/or from each of the following amounts received by Grantor (to the extent attributable  to  periods after  the  Commencement
               Time)   with  respect  to  the  Subject  Interests
               (i) delay rentals, (ii) lease bonuses, (iii) shut-in gas well royalties or payments, (iv) rentals from reservoir use or storage, and (v) payments in connection with the drilling or deferring of any well on any of the Subject Interests;

          (5) if any Subject Hydrocarbons are Processed before Sale, or by any Affiliate of Grantor whether before or after Sale, the amount, if any, by which the Manufacturing Proceeds arising therefrom exceed the Manufacturing Costs of such Processing; and

          (6) all other monies and things of value which are received by Grantor by virtue of the ownership after the Commencement Time of the Subject Interests and the materials, supplies, equipment and other personal property and fixtures located
               on   or   used  in  connection  with  the  Subject
               Interests.

If the aggregate reduction to Production Costs in any Month would reduce Production Costs below zero, the excess shall be carried forward and applied to reduce Production Costs in subsequent months until fully applied.

      "Sale" shall mean any sale, exchange, or other disposition for value.

       "Subject Hydrocarbons" means that portion of the Hydrocarbons that may be produced after the Commencement Time from the Subject Interests and which are attributable to the Subject Interests after deducting all royalties, overriding royalties, production payments and other burdens on or out of production from the Subject Interests; provided that there shall be no deduction for any Hydrocarbons which are required to satisfy any burden applicable to the Subject Interests created on or after the date hereof or required to satisfy the Overriding Royalty.

      "Subject Interests" or "Subject Interest" means all right, title, interest or claim of every kind and character of Grantor in the Oil and Gas Interests and all lands now or hereafter pooled, communitized or unitized therewith, even though Grantor's interest be incorrectly or incompletely described in Exhibit A, all as the same shall be enlarged by the discharge of any burdens or by the removal of any charges or encumbrances to which any of the same may be subject, but expressly excluding any interest in the Oil and Gas Interests acquired by Grantor after the execution and delivery of the Conveyance, other than by reason of or resulting from the discharge of any burden, the reversion of any interest or the removal of any charge or encumbrance.

      "Subject Well" or "Subject Wells" means any and all wells now located on the Leases or hereafter drilled or participated in by Grantor on the Leases, and any other wells now or hereafter located on lands or leases pooled, communitized or unitized with the Leases unless otherwise specified in Exhibit A, from the surface to the total depth to which any such well or wells may be drilled.

       "Taxes" means all ad valorem, property, occupation, gathering, pipeline regulating, windfall profit, severance, gross production, Btu, energy, excise and other taxes and governmental charges and assessments (except taxes on or measured by the income of Grantee) imposed on the Subject Interests or the Overriding Royalty, including the Overriding Royalty Hydrocarbons.

      "Termination Time" means 7:00 a.m. Local Time on the date when the Internal Rate of Return has been achieved by Grantee. The Internal Rate of Return shall have been achieved when the present value of the principal and interest payments received by Grantee under the Loan Agreement, the Overriding Royalty payments received by Grantee under the Eugene Island Block 326 Conveyance and the Overriding Royalty payments received by Grantee under this Conveyance discounted in each case back from the date received by Grantee to the date of the Loan Agreement at the rate of 1.5% per month equals or exceeds the present value of the loans made by Grantee under the Loan Agreement discounted in each case back from the date advanced by Grantee to the date of the Loan Agreement at the rate of 1.5% per month.


                          ARTICLE III

                         MISCELLANEOUS

      Section  3.01    Governing Law.  THIS CONVEYANCE  SHALL  BE
GOVERNED  BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS  OF  THE
STATE OF TEXAS.

      Section 3.02 Successors and Assigns. The provisions and conditions contained in this Conveyance shall run with the land and the respective interests of Grantor and Grantee and (subject to the transfer restrictions set forth in Section 1.05) shall be binding upon and inure to the benefit of Grantor and Grantee and their respective successors and assigns. All references herein to either Grantor or Grantee shall include their respective successors and assigns.

      Section 3.03 Counterpart Execution. This Conveyance may be executed in multiple originals all of which shall constitute one and the same Conveyance.

      Section 3.04 Certain References. Certain agreements, contracts and other documents are listed in Exhibit A and included in the definition of Permitted Encumbrances. References herein or in Exhibit A to Permitted Encumbrances are made solely for the purpose of protecting Grantor on Grantor's warranties and representations as to the Subject Interests, and without regard to whether or not any Permitted Encumbrance is valid, subsisting, legal or enforceable or affects the Overriding Royalty; and such references are not intended to constitute and shall not constitute any sort of recognition or acknowledgment by any party as to the validity, legality or enforceability of the same or of any term, provision or condition thereof or the applicability thereof to the Overriding Royalty, and shall not revive or ratify the same or create any rights in any third person. No provision in this Agreement shall be construed as an agreement or expression of intent by Grantee to acquire the Overriding Royalty subject to any unrecorded Permitted Encumbrances; provided however, no breach of any warranty of title hereunder shall arise as the result of any claim made pursuant to any unrecorded Permitted Encumbrance.

      Section 3.05 Purchase Option. Grantee hereby grants Grantor the option to purchase the Overriding Royalty at any time on or after the Commencement Time for a purchase price equal to the fair market value of the Overriding Royalty, as mutually determined by Grantee and Grantor, as of the effective date of such purchase. All relevant market factors shall be taken into account in determining such fair market value including the possibility of termination as provided in Section 1.08. Grantor may elect to exercise such option by notifying Grantee in writing. Grantee shall have no obligation under this Section
3.05 unless the parties shall have agreed in writing on the fair market value of the Overriding Royalty. The purchase price shall be payable in immediately available funds at the closing of such purchase. At the closing of Grantor's purchase of the Overriding Royalty, Grantee shall deliver to Grantor an assignment of the Overriding Royalty effective as of the effective date used to determine the purchase price and containing a special warranty of title as to matters arising by, through and under Grantee, but not otherwise.

      Section 3.06 Partial Invalidity. Except as otherwise expressly stated herein, in the event any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable by a court or regulatory agency of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any of the remaining provisions of this Agreement which shall remain in full force and effect.

      Section 3.07 Abandonment Cost Account. In the event that, as of the end of any month, the aggregate estimated future Net Profit from the Subject Interests, as estimated in Grantor's most recent reserve report, is less than 500% of the aggregate future Abandonment Costs for all of the Subject Interests, as estimated in such reserve report, Grantor may establish a separate account (the "Abandonment Cost Account") and place therein an amount equal to twenty percent (20%) of the amount otherwise payable to Grantee hereunder (calculated without taking into account the placing of such amounts in the Abandonment Cost Account for the Subject Interests) for such month. At such time as the amount in the Abandonment Cost Account for the Subject Interests exceeds twenty-four percent (24%) of the aggregate estimated future Abandonment Costs for all of the Subject Interests, no further amount shall be placed in such account until such time as the funds in the Abandonment Cost Account shall be less than twenty percent (20%) of said aggregate estimated future Abandonment Costs. Any interest accrued on the account funds shall be retained in and added to the said Abandonment Cost Account. At any time, on or prior to the date which any such Abandonment Costs must be incurred and Grantor is required to expend amounts or has expended amounts for Abandonment Costs on the Subject Interests for which an Abandonment Cost Account has been estab lished, Grantor shall release from the Abandonment Cost Account the lesser of (i) an amount equal to said Abandonment Costs or
(ii) the total amount of funds in the Abandonment Cost Account for the Subject Interests and to pay those amounts to Grantor. If less than all of the funds in the Abandonment Cost Account are to be released and paid to Grantor after Grantor has incurred and paid all Abandonment Costs relating to all of the Subject Interests, then the amounts, if any, in the Abandonment Cost Account shall be released to Grantee.

      Section 3.08 Perpetuities. It is not the intent of Grantor or Grantee that any provision herein violate any applicable law regarding the rule against perpetuities, the suspension of the absolute power of alienation, or other rules regarding the vesting or duration of estates, and this Conveyance shall be construed as not violating such rule to the extent the same can be so construed consistent with the intent of the parties. In the event however that any provision hereof is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no violation. To the extent the maximum period is permitted to be determined by reference to "lives in being," Grantor and Grantee agree that "lives in being" shall refer to lifetime of the last to die of the living lineal descendants of the late Joseph P. Kennedy (father of the late President of the United States of America).

      EXECUTED in multiple originals as of the 28th day of December, 1993.

                              GRANTOR:

                              FOREST OIL CORPORATION


                              By:_________________________
                              Name: William L. Dorn
                              Title:  Chairman of the  Board and
                                      Chief Executive Officer



                              GRANTEE:

                              JOINT ENERGY DEVELOPMENT
                              INVESTMENTS LIMITED PARTNERSHIP

                              By: Enron Capital Corp., its general partner


                              By:_________________________
                                   Thomas S. Glanville
                                   Attorney-in-Fact

EXHIBITS

Exhibit A   --   Description  of  Oil and Gas Interests;  Subject
                 Interests; Permitted Encumbrances

Exhibit B   --   Accounting Procedure








THE STATE OF___________

COUNTY OF_____________

       Before me, the undersigned authority, on this date personally appeared William L. Dorn, Chairman of the Board and Chief Executive Officer, of Forest Oil Corporation, a New York corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed acting on behalf of said corporation.

     Given my hand and seal this ____ day of December, 1993.

     (SEAL)                   ____________________________
                              Notary Public in and for
                              The State of ________________





THE STATE OF___________

COUNTY OF_____________

       Before me, the undersigned authority, on this date personally appeared Thomas S. Glanville, attorney-in-fact on behalf of Enron Capital Corp. a Delaware corporation and general partner of Joint Energy Development Investments Limited Partnership, a Delaware limited partnership, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed acting on behalf of said corporation in its capacity as the general partner of said partnership.

     Given my hand and seal this ____ day of December, 1993.

     (SEAL)                   ____________________________
                              Notary Public in and for
                              The State of ________________